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                                                                       EXHIBIT 4

                      GABRIELI MEDICAL INFORMATION SYSTEMS, INC.

                           1984 INCENTIVE STOCK OPTION PLAN


    1. PURPOSE. The purpose of this Plan is to advance the interests of GABRIELI MEDICAL INFORMATION SYSTEMS, INC. (the "Company") by providing an opportunity to selected key employees of the Company and its present or future subsidiaries to purchase stock of the Company through the exercise of options granted under this Plan. By encouraging such stock ownership, the Company seeks to attract, retain and motivate employees of training, experience and ability. It is intended that this purpose will be effected by the granting of stock options as provided herein which will qualify as "incentive stock options" under the provisions of Section 422A of the Internal Revenue Code of 1954, as amended (the "Code").

    2. EFFECTIVE DATE. This Plan became effective on July 16, 1984, the date it was adopted by the Board of Directors of the Company, provided that the Plan is approved by the shareholders of the Company within one (1) year from such date. Although options may be granted before such approval, no option may be exercised until such approval is obtained and such options will be null and void if such approval is not obtained.

    3. STOCK SUBJECT TO THE PLAN. The shares with respect to which options may be granted under this Plan shall not exceed in the aggregate 595,123 shares of the $1.00 par value Common Stock of the Company. Any shares subject to an option which for any reason expires or is terminated unexercised as to such shares may again be the subject of an option under this Plan. The shares delivered upon exercise of options under this Plan may, in whole or in part, be either authorized but unissued shares or issued shares reacquired by the Company.

    4. ADMINISTRATION. This Plan shall be administered by the Board of Directors of the Company. Subject to the provisions of this Plan, the Board of Directors shall have full power to construe and interpret the Plan and to establish, amend and rescind rules and regulations for its administration. In its discretion, the Board of Directors may appoint a Stock Option Committee (or similar committee) and delegate to it any or all of the powers here granted to the Board of Directors.

    5. ELIGIBLE EMPLOYEES. Options may be granted to such key employees of the Company or of any of its subsidiaries, including members of the Board of Directors who are also employees of the Company or any of its subsidiaries, as are selected by the Board of Directors.

    6. DURATION OF THE PLAN. This Plan shall terminate ten (10) years from the effective date hereof, unless terminated earlier pursuant to Paragraph 12 hereafter, and no options may be granted thereafter.

    7. LIMITATION ON NUMBER OF SHARES. The aggregate fair market value, determined as of the date the option is granted, of the shares for which an employee may be granted options in any calendar year shall not exceed $100,000 plus any "unused limit carryovers", as that term is defined under Section 422A(c)(4) of the Code, available in such year. In the event that such employee is eligible to participate in any other incentive stock option plan of the Company or any parent or subsidiary, which plan is also intended to comply with the provisions of Section 422A of the Code, such annual limitation shall apply to the aggregate number of shares for which options may be granted under all such plans.

    8. TERMS AND CONDITIONS OF OPTIONS. Options granted under this Plan shall be evidenced by stock option agreements in such form and containing such terms and conditions as the Board of Directors


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shall determine; provided, however, that such agreements shall evidence among their terms and conditions the following:

              (a) PRICE. The purchase price per share of stock payable upon the exercise of each option granted hereunder shall be not less than 100% of the fair market value of the stock on the day the option is granted; provided, however, that if at the time of the grant the optionee owns stock possessing more than 10% of the combined voting power of all classes of stock of the Company or of any parent or subsidiary, such purchase price per share shall be not less than 110% of the fair market value of the stock on the day the option is granted. Such fair market value shall be determined in accordance with procedures to be established in good faith by the Board of Directors and in conformity with regulations issued by the Internal Revenue Service with regard to incentive stock options.

              (b) NUMBER OF SHARES. Each option agreement shall specify the number of shares to which it pertains.

              (c) EXERCISE OF OPTIONS. Each option shall be exercisable for the full amount or for any part thereof and at such intervals or in such installments as the Board of Directors may determine at the time it grants such option; provided, however, that no option shall be exercisable with respect to any shares later than ten (10) years after the date of the grant of such option; and provided, further, that if at the time of the grant of such option, the optionee owns stock possessing more than 10% of the combined voting power of all classes of stock of the Company or of its parent or subsidiary, such option shall be exercisable no later than five (5) years after the date of its grant.

              (d) NOTICE OF EXERCISE AND PAYMENT. An option shall be exercisable only by delivery of a written notice to the Company's Treasurer, or any other officer of the Company designated by the Board of Directors to accept such notices on its behalf, specifying the number of shares for which it is exercised. If said shares are not at that time effectively registered under the Securities Act of 1933, as amended, the optionee shall include with such notice of letter, in form and substance satisfactory to the Company, confirming that the shares are being purchased for the optionee's own account for investment and not with a view to distribution. Payment shall be made in full at the time the option is exercised. Payment shall be made either by (i) cashier's or certified check, (ii) if permitted by vote of the Board of Directors, by delivery and assignment to the Company of shares of Company stock, or (iii) by a combination of (i) and (ii).

              (e) NON-TRANSFERABILITY. No option shall be transferable by the optionee otherwise than by will or the laws of descent or distribution, and each option shall be exercisable during his lifetime only by him.

              (f) TERMINATION OF OPTIONS. Unless otherwise specified by the Board of Directors, each option shall terminate and may no longer be exercised if the optionee ceases for any reason to be an employee of the Company, or its parent or a subsidiary, except that:

         (i) if the optionee's employment shall have been terminated for any reason other than cause, resignation or other voluntary action before he is eligible to retire, disability or death, he may at any time within a period of three (3) months after such termination of employment exercise his option to the extent that the option was exercisable by him on the date of termination of his employment;

         (ii) if the optionee's employment shall have been terminated because of disability within the meaning of Section 105(d)(4) of the Code, he may at any time within a period of one (1) year after such termination of employment exercise his


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                   option to the extent that the option was exercisable by him on the date of termination of his employment;

         (iii) if the optionee dies at a time when he might have exercised the option, then his estate, personal representative or beneficiary to whom it has been transferred pursuant to Paragraph 8(e) hereof may at any time within a period of one
                   (1) year after the optionee's death exercise the option to the extent the optionee might have exercised it at the time of his death;

         provided, however, that no option may be exercised to any extent by anyone after the date of expiration of the option.

              (g) RIGHTS AS SHAREHOLDER. The optionee shall have no rights as a shareholder with respect to any shares covered by his option until the date of issuance of a stock certificate to him for such shares.


              (h) EFFECT OF OTHER OUTSTANDING OPTIONS. No option granted hereunder shall be exercisable by any optionee while there is "outstanding", within the meaning of Section 422A(c)(7) of the Code, any incentive stock option which was granted to the optionee before the granting of the option under this Plan and which permits the optionee to purchase stock in (i) the Company, (ii) a corporation which (at the time of the granting of the option under this Plan) is a parent or subsidiary of the Company or (iii) a predecessor corporation of any such corporation.

    9. STOCK DIVIDENDS; STOCK SPLITS; STOCK COMBINATIONS; RECAPITALIZATIONS. Appropriate adjustment shall be made in the maximum number of shares of Common Stock subject to this Plan and in the number, kind, and option price of shares covered by outstanding options granted hereunder to give effect to any stock dividends, stock splits, stock combinations, recapitalizations and other similar changes in the capital structure of the Company after the effective date of this Plan.

    10. MERGER; SALE OF ASSETS; DISSOLUTION. In the event of a change of the Common Stock resulting from a merger or similar reorganization as to which the Company is the surviving corporation, the number and kind of shares which thereafter may be optioned and sold under the Plan and the number and kind of shares then subject to options granted hereunder and the price per share thereof shall be appropriately adjusted in such manner as the Board of Directors may deem equitable to prevent substantial dilution or enlargement of the rights available or granted hereunder. In the event that the Board of Directors of the Company submits a proposal for the shareholders of the Company recommending their approval of either (i) a merger or a similar reorganization which the Company will not survive, (ii) a sale of substantially all of the assets of the Company, or (iii) a public offering of the Company's Common Stock, then all outstanding options granted under the Plan shall, subject to any installment exercise provisions contained in the stock option agreements granting said options, become immediately exercisable in full. In the event such an acceleration is due to a proposed merger, reorganization or sale of assets, then the consummation of such a merger, reorganization or sale of assets shall cause every option outstanding hereunder to terminate, to the extent not then exercised, unless the surviving entity agrees to assume the obligations hereunder.

    11.  DEFINITIONS.

              (a) The term "employee" shall have, for purposes of this Plan, the meaning ascribed to it under Section 3401(c) of the Code and the regulations promulgated thereunder; the term "key employees" means those executive, administrative or managerial employees who are determined by the Board of Directors to be eligible for options under this Plan.


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              (b)  The term "optionee" means a key employee to whom an option is granted under this Plan.

              (c) The term "parent" shall have, for purposes of this Plan, the meaning ascribed to it under Section 425(e) of the Code and the regulations promulgated thereunder.

              (d) The term "subsidiary" shall have, for purposes of this Plan, the meaning ascribed to it under Section 425(f) of the Code and the regulations promulgated thereunder.

    12. TERMINATION OR AMENDMENT OF PLAN. The Board of Directors may at any time terminate this Plan or make such changes in or additions to this Plan as it deems advisable without further action on the part of the shareholders of the Company, provided that:

              (a) no such termination or amendment shall adversely affect or impair any then outstanding option without the consent of the optionee holding such option; and

              (b) no such amendment which increases the maximum number of shares subject to this Plan, shall be effective unless it is approved by the shareholders of the Company within twelve (12) months of the Board's adoption of such amendment.



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